Exhibit 32

AMENDMENT NO. 1 TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) dated as of July __, 2016 (the “Effective Date”) is entered into by Electronic Cigarettes International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) (the “Company”), and Calm Waters Partnership or its assigns (the “Holder”) of the Original Warrant (as defined below).

Recitals

WHEREAS, the Company issued to the Holder a Common Stock Purchase Warrant, dated January 16, 2015, to purchase up to 74,988,517 shares of Common Stock with an Exercise Price of $0.0675 per share (the “Original Warrant”);

WHEREAS, the Company effected a one-for-15 reverse stock split on March 24, 2015 as a result of which the Common Stock subject to the Original Warrant was reduced to 4,999,235 shares and the Exercise Price was increased to $1.0125;

WHEREAS, the parties desire that the Original Warrant be amended to reflect a change in certain provisions as specified below; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.

Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Warrant.

Section 2.

 No Consideration.  The Company and the Holder acknowledge and agree that the Holder has not provided any consideration in connection with this Amendment.

Section 3.

Amendments to Original Warrant.

a. The first sentence of the introductory paragraph of the Original Warrant is hereby amended and restated in its entirety as follows:

“THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for value received, CALM WATERS PARTNERSHIP OR ITS ASSIGNS (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after January 16, 2015 (the “Initial Exercise Date”) and on or prior to the close of business on April 27, 2022 (the “Termination Date”) but not thereafter, to subscribe for and purchase from ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD., a Nevada corporation (the “Company”), up to 4,999,235 shares as of July [•], 2016 (prior to March 24, 2015, 74,988,517 shares) (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock.  The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).”

a. Section 2(b) “Exercise Price” of the Original Warrant is hereby amended and restated in its entirety as follows:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.145, subject to adjustment hereunder (the “Exercise Price”).”

b.   Section 2(c) is hereby supplemented by adding the following at the end thereof:

“viii.  Reporting Requirements.  The Company will furnish in writing to the Holder hereof promptly upon request any such information as may be requested by such Holder to permit such Holder to comply with the Securities Act and the Securities Exchange Act of 1934, as amended.

ix.  Granting of Security Interests.  The Company acknowledges and agrees that the Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Warrant Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Warrant and, if required under the terms of such arrangement, the Holder may transfer pledged or secured Warrant Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the Holder’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of this Warrant or the Warrant Shares may reasonably request in connection with a pledge or transfer of this Warrant or the Warrant Shares.

x.  Furnishing of Information; Public Information.  Until the earliest of the time that the Holder no longer owns the Warrant Shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act.”

c.   Section 2(d) is hereby deleted in its entirety and the following inserted in place thereof:

“d)  [Reserved]”

d.  Section 2(f) is hereby added as follows:

“(f)  Cash Settlement.  If on any day the Holder delivers a Notice of Exercise and the number of authorized and unissued shares of Common Stock on such date does not at least equal the number of shares of Common Stock to be delivered to the Holder pursuant to such Notice of Exercise, the Company shall, within three (3) Trading Days of the date of such Notice of Exercise, deliver to the Holder an amount in cash equal to the number of shares of Common Stock so unavailable multiplied by the difference between the Exercise Price on such date and the closing price of the Common Stock on the Trading Market on such date.”

e.  Section 2(g) is hereby added as follows:

“(g) Certificates evidencing the Warrant Shares shall not contain any legend: (i) while a registration statement covering the resale of the Warrant Shares is effective under the Securities Act, (ii) following any sale of such Warrant Shares pursuant to Rule 144, (iii) if such legend is not required under applicable requirements of the Securities Act (including under Rule 144 or judicial interpretations and pronouncements issued by the staff of the Commission).  The Company shall cause its counsel (or, at the Holder’s option, counsel designated by the Holder), at the Company’s expense, to issue a legal opinion to the Transfer Agent promptly after any of the events described in (i)-(iii) in the preceding sentence if required by the Transfer Agent to effect the removal of the legend affecting the Warrant Shares (with a copy to the Holder and its broker).  If all or any portion of the Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Warrant Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends.  The Company agrees that following such time as such legend is no longer required under this Section 2(g), it will, no later than three (3) Trading Days following the delivery by the Holder to the Company of a certificate representing Warrant Shares, as applicable, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records that enlarge the restrictions on transfer set forth in this Warrant.  Certificates for Warrant Shares subject to legend removal hereunder shall be transmitted by or on behalf of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.”

f. Section 2(h) is hereby added as follows:

“(h)  The Company shall cause its counsel (or, at the Holder’s option, counsel designated by the Holder), at the Company’s expense, to issue a legal opinion to the Holder promptly after any of the events described in (ii)-(iii) of Section 2(g), above, if requested by the Holder to effect the removal of the legend affecting the Warrant (with a copy to the Holder and its broker).  The Company agrees that following such time as such legend is no longer required under this Section 2(h), it will, no later than three (3) Trading Days following such request, deliver or cause to be delivered to the Holder a new Warrant that is free from all restrictive and other legends.  The Company may not make any notation on its records that enlarge the restrictions on transfer set forth in this Warrant.”

g.

Section 5(o) is hereby added as follows:

“Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) in effect as of the date hereof is applicable or will be applicable to this Warrant, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Warrant, including any acquisition of shares of Common Stock upon the exercise of this Warrant. The Company Board will take all necessary action so that to the fullest extent possible no Takeover Statute will apply to this Warrant, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Warrant, including any acquisition of shares of Common Stock upon the exercise of this Warrant.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Takeover Statute applies to this Warrant, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Warrant, including any acquisition of shares of Common Stock upon the exercise of this Warrant.  The Company will not adopt any “poison pill” or rights plan or other anti-takeover plan or arrangement that could be triggered by the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates.  For purposes hereof, “Beneficial Ownership” means, with respect to any person, such person’s beneficial ownership of shares of Common Stock issuable hereunder alone or in combination with any other shares of Common Stock beneficially owned by such person and any other shares of Common Stock the ownership of which may be attributable to such person pursuant to any Takeover Statute; and “Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.”

Section 4.

Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Warrant, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Warrant to “this Warrant”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Warrant shall mean the Original Warrant as amended by Amendment No. 1 and by this Amendment.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Warrant and this Amendment, the provisions of this Amendment shall control and be binding.

Section 5.

Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

ELECTRONIC CIGARETTES

INTERNATIONAL GROUP, LTD.

By: __________________________

Name:

Title:

Acknowledged and Accepted

as of the date first written above:

CALM WATERS PARTNERSHIP

By: _______________________

Name:

Title: